Exhibit 5.1

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

stearnsweaver.com

February 2, 2012

BFC Financial Corporation

2100 W. Cypress Creek Road

Fort Lauderdale, Florida 33309

Re:	BFC Financial Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to BFC Financial Corporation, a Florida corporation (the “Company”), in connection with the registration by the Company of shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”), and associated Purchase Rights (as hereinafter defined) of the Company pursuant to a Registration Statement on Form S-4 (as amended or supplemented, and together with all annexes and exhibits thereto, as amended, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The shares of Class A Common Stock referenced above are to be issued in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 11, 2011, by and among the Company, BXG Florida, LLC and Bluegreen Corporation (the “Merger Agreement”), and are referred to herein as the “Shares.” The Company is also registering under the Registration Statement preferred share purchase rights (the “Purchase Rights” and, together with the Shares, the “Securities”) which, in accordance with the terms of the Rights Agreement, dated as of September 21, 2009, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”), will initially be attached to the Shares.

In connection with this opinion, we have examined the Registration Statement, the Merger Agreement, the Rights Agreement, the Company’s Amended and Restated Articles of Incorporation and Bylaws, in each case as amended to date and proposed to be amended in connection with the Merger, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Securities pursuant to the terms and conditions of the Merger Agreement.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents, (iv) the genuineness of all signatures and (v) that actual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon such certificates of public officials, corporate agents, officers and representatives of the Company and such other certificates as we deemed relevant.

Based upon and subject to the foregoing qualifications, assumptions and limitations, and the further limitations set forth below, we are of the opinion that, following the effectiveness of the Registration Statement, the effectiveness of the reverse stock split and related amendments to the Company’s Amended and Restated Articles of Incorporation described in the Registration Statement, the effectiveness of the Merger pursuant to the terms and conditions of the Merger Agreement, the issuance and delivery of the Securities in accordance with the terms and conditions of the Merger Agreement and, with respect to the Purchase Rights, such time as the Purchase Rights become exercisable under the Rights Agreement and the Company has received the consideration set forth in the Rights Agreement, (i) the Shares will be validly issued, fully paid and non-assessable, and (ii) the Purchase Rights will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms and conditions of the Rights Agreement.

In addition, the discussion in the Registration Statement under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” subject to the qualifications and limitations set forth therein, represents our opinion insofar as it summarizes United States federal income tax law relating to the Merger.

Our opinions expressed above are subject to the qualification that we express no opinion as to any law of any jurisdiction other than the law of the State of Florida and the federal law of the United States of America. In addition, our opinion expressed above with regard to the Purchase Rights is subject to the following qualifications:

•

such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on facts and circumstances existing at that time;

•

such opinion addresses the Purchase Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Purchase Rights would result in invalidating the Purchase Rights in their entirety; and

•	we have assumed that the Company’s board of directors acted in a manner consistent with its fiduciary duties as required under applicable law in adopting the Rights Agreement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement, including in the “Legal Matters” section thereof.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.